Exhibit 99.1

Warrior Technologies Acquisition Company Receives Expected Notice From NYSE Regarding Delayed Quarterly Report

June 1, 2021

Midland, TX -- (PRNewswire) – Warrior Technologies Acquisition Company (the “Company”) announced today that, on May 25, 2021, it received a notice (“Notice”) from the New York Stock Exchange (“NYSE”) stating that the Company is not in compliance with Section 802.10E of the NYSE Listed Company Manual (the “Rule”) because the Company failed to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission (“SEC”). The Notice has no immediate effect on the listing or trading of the Company’s securities on the NYSE.

As previously disclosed in the Form 12b-25 filed on May 18, 2021 by the Company, on April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”). As result of the SEC Statement, the Company’s management reevaluated the accounting treatment of (i) the redeemable warrants that were included in the units issued by the Company in its initial public offering and (ii) the redeemable warrants that were issued in a private placement (collectively, the “Warrants”), and concluded that the Warrants should be reclassified as derivative liabilities.

Under NYSE rules, the Company has six months from the due date of the Form 10-Q or until November 17, 2021, to regain compliance. The Company is continuing to review the impacts of the SEC Statement on the Company’s unaudited financial statements for the quarterly period ended March 31, 2021 and is working diligently to complete the Form 10-Q as soon as reasonably practicable with the intention of regaining compliance.

ABOUT WARRIOR TECHNOLOGIES ACQUISITION COMPANY

Warrior Technologies Acquisition Company, led by H.H. “Tripp” Wommack III, Todd Overbergen, James P. Benson and Marcus C. “Marc” Rowland, was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the environmental services sector with a focus on environmental, social and governance (ESG) practices.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s prospectus, dated February 25, 2021, filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
H.H. “Tripp” Wommack III

tripp@warr-wtac.com